CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Shareholders and
the Board of Directors
of Advance Financial Bancorp


We consent to incorporation of our report dated July 31, 2002, relating to the consolidated balance sheets of Advance Financial Bancorp as of June 30, 2002 and 2001, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the two years in the period ended June 30, 2002. Said report is incorporated by reference in the Annual Report of Advance Financial Bancorp on Form 10-KSB for the year ended June 30, 2002, into the Company's previously filed Form S-8 Registration Statement File No. 333-74681.


                                         /s/S.R. Snodgrass, A.C.
                                         ---------------------------------------
                                         S.R. Snodgrass, A.C.

Steubenville, Ohio
September 23, 2002